Exhibit 99.1

Impax’s Third Quarter 2014 Revenues Increased 19% to $158 Million

— Third Quarter 2014 Adjusted Diluted EPS Increased to $0.33; GAAP Diluted EPS Increased to $0.22 —

— Nine Month 2014 Revenues Increased 13% to $465 Million —

— Company Updates 2014 Financial Guidance —

HAYWARD, Calif., Nov. 4, 2014 – Impax Laboratories, Inc. (NASDAQ: IPXL) today reported total revenues increased 19.1% to $158.0 million for the third quarter ended September 30, 2014, compared to $132.6 million in the prior year period. Adjusted diluted earnings per share increased to $0.33 for the third quarter 2014, compared to $0.25 per diluted share in the prior year period. On a GAAP basis, diluted earnings per share increased to $0.22 for the third quarter 2014, compared to break-even results in the prior year period.

Third quarter 2014 adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) increased $14.0 million to $48.2 million, compared to $34.2 million in the prior year period. Cash, cash equivalents and short-term investments increased $29.4 million to $442.5 million as of September 30, 2014, compared to December 31, 2013.

“The strong third quarter results were driven by higher sales from our key products in the generics business as well as continued growth of Zomig® nasal spray in our brand division,” said Fred Wilkinson, president and chief executive officer of Impax Laboratories. “The increased revenues are the direct result of our increased focus on commercialization strategies for our current line of assets.”

“Since the close of the quarter, we announced the proposed acquisition of Tower Holdings, Inc. and Lineage Therapeutics Inc. Once successfully completed, this transaction is expected to be immediately accretive and to create both near and long-term brand and generic growth opportunities. The resulting combination will have the effect of creating a more efficient capital structure and will preserve our ability to pursue additional growth opportunities that expand and diversify our business.”

“We also recently announced that we have aligned our research and development organizations to enhance efficiencies and maximize our investment in product development, and we continue to commit substantial resources to advance our quality improvement initiatives.”

Business Segment Information

The Company has two reportable segments, the Global Pharmaceuticals Division (generic products and services) and the Impax Pharmaceuticals Division (brand products and services) and does not allocate general corporate services to either segment. All information presented is on a GAAP basis unless otherwise noted on an adjusted basis.

Global Pharmaceuticals Division Information

(unaudited, amounts in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Global Product sales, net	$143,575	$111,686	$413,653	$299,231
Rx Partner	1,447	3,016	13,086	9,797
Other revenues	611	1,046	4,428	2,323
Total revenues	145,633	115,748	431,167	311,351
Cost of revenues	68,488	77,082	195,382	193,251
Gross profit	77,145	38,666	235,785	118,100
Operating expenses:
Research and development	10,213	10,970	32,175	31,972
Patent litigation expense	1,066	4,497	5,006	13,079
Selling, general and administrative	4,867	3,671	11,822	12,597
Total operating expenses	16,146	19,138	49,003	57,648
Income from operations	$60,999	$19,528	$186,782	$60,452

Gross margin	53.0%	33.4%	54.7%	37.9%
Adjusted gross profit (1)	$82,383	$62,867	$265,491	$165,105
Adjusted gross margin (1)	56.6%	54.3%	61.6%	53.0%

(1) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Global Product sales, net increased 28.6% to $143.6 million in the third quarter 2014, compared to $111.7 million in the prior year period. The increase was driven by higher sales of several key generic products, including the mid-April launch of the Company’s allotment of a specified number of bottles of authorized generic RENVELA®.

Gross margin in the third quarter 2014 increased to 53.0%, compared to gross margin of 33.4% in the prior year period. Adjusted gross margin in the third quarter 2014 increased to 56.6%, compared to adjusted gross margin of 54.3% in the prior year period. The increase in gross margin and adjusted gross margin was due to the favorable contribution from several key generic products, including authorized generic RENVELA.

Total Global Pharmaceuticals operating expenses in the third quarter 2014 decreased to $16.1 million, compared to $19.1 million in the prior year period, primarily due to reduced patent litigation expenses.

Impax Pharmaceuticals Division Information

(unaudited, amounts in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Impax Product sales, net	$12,100	$16,562	$32,869	$98,416
Other revenues	266	331	802	994
Total revenues	12,366	16,893	33,671	99,410
Cost of revenues	5,073	7,217	17,624	52,407
Gross profit	7,293	9,676	16,047	47,003
Operating expenses:
Research and development	8,770	5,101	29,801	19,244
Selling, general and administrative	10,794	10,078	31,749	34,677
Total operating expenses	19,564	15,179	61,550	53,921
Loss from operations	$(12,271)	$(5,503)	$(45,503)	$(6,918)

Gross margin	59.0%	57.3%	47.7%	47.3%
Adjusted gross profit (1)	$8,023	$10,406	$18,237	$65,258
Adjusted gross margin (1)	64.9%	61.6%	54.2%	65.6%

(1) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Impax Product sales, net decreased 26.9% to $12.1 million in the third quarter 2014, compared to $16.6 million in the prior year period, due to lower sales of Zomig tablet and orally disintegrating tablet products from the loss of exclusivity in May 2013, partially offset by a 54% increase in sales of Zomig nasal spray which has patents expiring as late as May 2021.

Gross margin in the third quarter 2014 increased to 59.0%, compared to 57.3% in the prior year period. Adjusted gross margin in the third quarter 2014 increased to 64.9%, compared to adjusted gross margin of 61.6% in the prior year period. The increase in gross margin and adjusted gross margin was due to favorable product contribution from higher sales of Zomig nasal spray.

Total Impax Pharmaceuticals operating expenses in the third quarter 2014 increased to $19.6 million, compared to $15.2 million in the prior year period, primarily due to an increase in research and development activity.

Corporate and Other

(unaudited, amounts in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
General and administrative expenses	$23,227	$14,219	$53,611	$43,687
Loss from operations	$(23,227)	$(14,219)	$(53,611)	$(43,687)

General and administrative expenses in the third quarter 2014 increased to $23.2 million, compared to $14.2 million in the prior year period, primarily due to higher professional fees of $5.2 million related to business development activities, as well as the inclusion of executive transition charges and higher litigation expenses.

2014 Financial Guidance

Impax Laboratories full year 2014 estimates are based on management’s current belief about prescription trends, pricing levels, inventory levels, and the anticipated timing of future product launches and events. The Company updated its estimated adjusted 2014 financial guidance as noted below.

●	Adjusted gross margins as a percent of total revenue are expected to be in the upper 50% range.
●

UPDATED - Total research and development (R&D) expenses across the generic and brand divisions of approximately $76.0 - $78.0 million (previously $82.0 - $88.0 million). The reduction is primarily due to the reallocation of resources for facility remediation and quality improvement initiatives, as well as the recently announced reorganization of the R&D department.

o	Generic R&D expenses of approximately $40.0 - $41.0 million (previously $46.0 - $49.0 million), and
o	Brand R&D expenses of approximately $36.0 - $37.0 million (previously $36.0 - $39.0 million).
●	UPDATED - Patent litigation expenses of approximately $7.0 - $8.0 million (previously $11.0 - $13.0 million) due to reduced litigation activity.
●

UPDATED - Selling, general and administrative expenses of approximately $127.0 - $129.0 million (previously $115.0 - $120.0 million) due to executive and other compensation costs, higher corporate legal expenses and increased information technology activity.

●	UPDATED - Capital expenditures of approximately $35.0 million (previously $40.0 - $45.0 million) due to changes in the timing and reprioritization of projects.
●	UPDATED - Hayward facility remediation costs of approximately $25.0 - $28.0 million (previously $25.0 - $30.0 million).
●

UPDATED - Effective tax rate of approximately 34% (previously 32% to 34%) on a GAAP basis due to product sales mix based on jurisdiction. The 34% tax rate assumes that the U.S. R&D tax credit is renewed for 2014 and is enacted before December 31, 2014. The R&D tax credit expired on December 31, 2013. The Company anticipates that its non-GAAP effective tax rate may experience volatility as the Company’s tax benefits may be high compared to the Company’s operating income or loss.

Conference Call Information

The Company will host a conference call on November 4, 2014 at 8:30 a.m. ET to discuss its results. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The conference ID is 15780142. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers).

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through the Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams, and ointments. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical; these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: fluctuations in revenues and operating income; the Company’s ability to promptly correct the issues raised in the warning letter and Form 483 observations received from the FDA; the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner; reductions or loss of business with any significant customer; the impact of consolidation of the Company’s customer base; the impact of competition; the substantial portion of our total revenues derived from sales of a limited number of products; the Company’s ability to sustain profitability and positive cash flows; any delays or unanticipated expenses in connection with the operation of the Company’s manufacturing facilities; the effect of foreign economic, political, legal, and other risks on the Company’s operations abroad; the uncertainty of patent litigation and other legal proceedings; the increased government scrutiny on the Company’s agreements with brand pharmaceutical companies; product development risks and the difficulty of predicting FDA filings and approvals; consumer acceptance and demand for new pharmaceutical products; the impact of market perceptions of the Company and the safety and quality of the Company’s products; the Company’s determinations to discontinue the manufacture and distribution of certain products; the Company’s ability to achieve returns on its investments in research and development activities; the Company’s inexperience in conducting clinical trials and submitting new drug applications; the Company’s ability to successfully conduct clinical trials; the Company’s reliance on third parties to conduct clinical trials and testing; the Company’s lack of a license partner for commercialization of IPX066 outside of the United States; impact of illegal distribution and sale by third parties of counterfeits or stolen products; the availability of raw materials and impact of interruptions in the Company’s supply chain; the Company’s policies regarding returns, allowances and chargebacks; the use of controlled substances in the Company’s products; the effect of current economic conditions on our industry, business, results of operations and financial condition; disruptions or failures in the Company’s information technology systems and network infrastructure; the Company’s reliance on alliance and collaboration agreements; the Company’s reliance on licenses to proprietary technologies; the Company’s dependence on certain employees; the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry; the regulatory environment; the Company’s ability to protect its intellectual property; exposure to product liability claims; risks relating to goodwill and intangibles; changes in tax regulations; the Company’s ability to manage growth, including through potential acquisitions; the Company’s ability to meet expectations regarding the timing and completion of the proposed transaction with Tower Holdings, Inc. and Lineage Therapeutics Inc.; the Company’s ability to consummate such proposed transaction; the conditions to the completion of such proposed transaction (including the receipt of the regulatory approvals required for the transaction not being obtained on the terms expected or on the anticipated schedule), the integration of the acquired business by the Company being more difficult, time-consuming or costly than expected, operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the proposed transaction, the retention of certain key employees of the acquired business being difficult, the Company’s and the acquired business’s expected or targeted future financial and operating performance and results, the combined company’s capacity to bring new products to market, and the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in connection with such proposed transaction within the expected time-frames or at all and to successfully integrate the acquired business, the restrictions imposed by the Company’s credit facility; uncertainties involved in the preparation of the Company’s financial statements; the Company’s ability to maintain an effective system of internal control over financial reporting; the effect of terrorist attacks on the Company’s business; the location of the Company’s manufacturing and research and development facilities near earthquake fault lines; expansion of social media platforms and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Company Contact:

Mark Donohue

Investor Relations and Corporate Communications

(215) 558-4526

www.impaxlabs.com

Impax Laboratories, Inc.

Consolidated Statements of Operations

(unaudited, amounts in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Global Pharmaceuticals Division, net	$145,633	$115,748	$431,167	$311,351
Impax Pharmaceuticals Division, net	12,366	16,893	33,671	99,410
Total revenues	157,999	132,641	464,838	410,761
Cost of revenues	73,561	84,299	213,006	245,658
Gross profit	84,438	48,342	251,832	165,103
Operating expenses:
Research and development	18,983	16,071	61,976	51,216
Patent litigation expense	1,066	4,497	5,006	13,079
Selling, general and administrative	38,888	27,968	97,182	90,961
Total operating expenses	58,937	48,536	164,164	155,256
Income (loss) from operations	25,501	(194)	87,668	9,847
Other income (loss), net	8	(85)	115	152,366
Interest income	370	349	1,123	940
Interest expense	(25)	(50)	3	(378)
Income before income taxes	25,854	20	88,909	162,775
Provision for income taxes	10,117	200	31,676	51,894
Net income (loss)	$15,737	$(180)	$57,233	$110,881

Net income (loss) per share:
Basic	$0.23	$(0.00)	$0.84	$1.66
Diluted	$0.22	$(0.00)	$0.81	$1.62

Weighted average common shares outstanding:
Basic	68,254,327	67,051,121	68,019,336	66,764,550
Diluted	70,715,226	67,051,121	70,304,933	68,354,439

Impax Laboratories, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	September 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$200,470	$184,612
Short-term investments	242,045	228,521
Accounts receivable, net	152,287	112,993
Inventory, net	86,146	70,107
Deferred income taxes	51,842	50,788
Prepaid expenses and other assets	18,219	12,721
Total current assets	751,009	659,742
Property, plant and equipment, net	191,272	188,191
Other assets	94,008	91,746
Intangible assets, net	28,307	29,670
Goodwill	27,574	27,574
Total assets	$1,092,170	$996,923

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$154,904	$138,347
Accrued profit sharing and royalty expenses	13,611	11,560
Deferred revenue	1,633	3,983
Total current liabilities	170,148	153,890
Deferred revenue	3,466	4,267
Other liabilities	30,055	28,563
Total liabilities	203,669	186,720
Total stockholders' equity	888,501	810,203
Total liabilities and stockholders' equity	$1,092,170	$996,923

Impax Laboratories, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, amounts in thousands)

	Nine Months Ended
	September 30,
	2014	2013
Cash flows from operating activities:
Net income	$57,233	$110,881

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,551	30,482
Provision for inventory reserves	5,833	21,073
Intangible asset impairment charges	2,876	13,906
Charge for licensing agreement	2,000	-
Accretion of interest income on short-term investments	(603)	(518)
Deferred income tax benefit	(8,741)	(13,996)
Tax impact related to the exercise of employee stock options and restricted stock	(1,736)	(742)
Recognition of deferred revenue	(3,150)	(3,339)
Accrued profit sharing and royalty expense	37,065	49,768
Payments of profit sharing and royalty expense	(35,014)	(42,797)
Share-based compensation expense	15,309	14,066
Changes in assets and liabilities which used cash	(41,684)	(23,518)
Net cash provided by operating activities	53,939	155,266
Cash flows from investing activities:
Purchase of short-term investments	(314,306)	(266,291)
Maturities of short-term investments	301,385	220,048
Purchases of property, plant and equipment	(23,968)	(24,222)
Payments for licensing agreements and acquisitions	(11,000)	-
Net cash used in investing activities	(47,889)	(70,465)
Cash flows from financing activities:
Proceeds from exercise of stock options and ESPP	8,961	5,882
Tax impact related to the exercise of employee stock options and restricted stock	1,736	742
Net cash provided by financing activities	10,697	6,624
Effect of exchange rate changes on cash and cash equivalents	(889)	(458)
Net increase in cash and cash equivalents	15,858	90,967
Cash and cash equivalents, beginning of period	184,612	142,162
Cash and cash equivalents, end of period	$200,470	$233,129

Impax Laboratories, Inc.

Non-GAAP Financial Measures

Adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP net income, GAAP net income per diluted share, GAAP cost of revenues, GAAP research and development expenses and GAAP selling, general and administrative expenses as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the inclusion of non-GAAP financial measures provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculations of adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net income to adjusted net income.

(Unaudited, amounts in thousands, except per share data)	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Net income (loss)	$15,737	$(180)	$57,233	$110,881
Adjusted to add (deduct):
Amortization (a)	2,463	1,032	7,487	14,399
Business development expenses (b)	5,187	-	5,187	-
Hayward facility remediation costs (c)	3,505	10,743	20,673	17,241
Employee severance (d)	-	-	860	7,988
Payments received from litigation settlement (e)	-	-	-	(153,049)
Intangible asset impairment charges (f)	-	13,906	2,876	13,906
Provision for inventory reserve (g)	-	-	-	18,053
R&D partner milestone payment (h)	-	-	-	2,000
Loss on asset disposal (i)	-	-	-	881
Payment for licensing agreement (j)	-	-	2,000	-
Income tax effect	(3,496)	(8,951)	(14,144)	25,450
Adjusted net income	$23,396	$16,550	$82,172	$57,750

Adjusted net income per diluted share	$0.33	$0.25	$1.17	$0.84
Net income per diluted share	$0.22	$(0.00)	$0.81	$1.62

(a)

Primarily resulting from the June 2012 agreement with TOLMAR, Inc. (Tolmar) and the January 2012 agreement with AstraZeneca UK Limited. Included in “Cost of revenues” on the Consolidated Statements of Operations.

(b)	Professional fees related to business development activities. Included in “Selling, general and administrative” expenses on the Consolidated Statements of Operations.

(c)	Remediation costs relating to the Hayward, CA manufacturing facility. Included in “Cost of revenues” on the Consolidated Statements of Operations.
(d)

The nine months ended September 30, 2014 expenses are included in “Cost of revenues” on the Consolidated Statements of Operations. Refer to the “Non-GAAP Financial Measures” tables for the allocation of the prior year amounts on the Consolidated Statement of Operations.

(e)

Reflects the receipt of a pre-tax payment of $102.0 million from Endo Health Solutions Inc. in connection with a settlement and license agreement and $48.0 million from Shire LLC in connection with the settlement of litigation relating to supply of authorized generic Adderall XR® products to the Company. Included in “Other income, net” on the Consolidated Statements of Operations.

(f)

During the first quarter 2014, as a result of a decline in pricing on a currently approved Tolmar product, the Company revised the projections for the product and performed an intangible asset impairment analysis. Based on the results of this analysis, the Company recorded a $2.9 million charge to cost of revenues. During the third quarter 2013, as a result of a decline in the market share data and the Company’s revised five year projections for the Tolmar product lines, the Company performed an intangible asset impairment analysis. Based on the results of this analysis, the Company recorded a $13.2 million charge to cost of revenues, which brought the intangible asset down from its carrying value to its revised fair value. Other product rights consist of Abbreviated New Drug Applications (ANDAs) which have been filed with the FDA. During the third quarter 2013, as a result of a decision by management to withdraw one of these ANDAs and no longer seek FDA approval, the Company recorded an intangible asset impairment charge of $0.8 million to research and development expenses, representing the full carrying value of the asset.

(g)

An inventory reserve charge relating to discontinued products, a reserve of pre-launch inventory for RYTARYTM and other generic products as a result of the delay in the anticipated regulatory approvals. Included in “Cost of revenues” on the Consolidated Statements of Operations.

(h)

The Company recorded a $2.0 million milestone payment in the first quarter of 2013 under the terms of a research and development partnership agreement. Included in “Research and development” expense on the Consolidated Statements of Operations.

(i)	Included in “Other income, net” on the Consolidated Statements of Operations.
(j)

In January 2014, the Company entered into an agreement with DURECT Corporation and paid an upfront fee of $2.0 million. Included in “Research and development” expense on the Consolidated Statements of Operations.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

The following table reconciles reported net income to adjusted EBITDA.

(Unaudited, amounts in thousands)	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Net income (loss)	$15,737	$(180)	$57,233	$110,881
Adjusted to add (deduct):
Interest income	(370)	(349)	(1,123)	(940)
Interest expense	25	50	(3)	378
Depreciation and other	5,785	5,272	17,064	16,084
Income taxes	10,117	200	31,676	51,894
EBITDA	31,294	4,993	104,847	178,297

Adjusted to add (deduct):
Amortization	2,463	1,032	7,487	14,399
Business development expenses	5,187	-	5,187	-
Hayward facility remediation costs	3,505	10,743	20,673	17,241
Employee severance	-	-	860	7,988
Payments received from litigation settlement	-	-	-	(153,049)
Intangible asset impairment charges	-	13,906	2,876	13,906
Provision for inventory reserve	-	-	-	18,053
R&D partner milestone payment	-	-	-	2,000
Loss on asset disposal	-	-	-	881
Payment for licensing agreement	-	-	2,000	-
Share-based compensation	5,789	3,563	15,309	14,066
Adjusted EBITDA	$48,238	$34,237	$159,239	$113,782

Impax Laboratories, Inc.

Non-GAAP Financial Measures

The following table reconciles total Company reported cost of revenues, research and development expenses, and selling, general and administrative expenses to adjusted cost of revenues, adjusted gross profit, adjusted gross margin, adjusted research and development expenses, and adjusted selling, general and administrative expenses.

(Unaudited, amounts in thousands)	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Cost of revenues	$73,561	$84,299	$213,006	$245,658
Adjusted to deduct:
Amortization	2,463	1,032	7,487	14,399
Hayward facility remediation costs	3,505	10,743	20,673	17,241
Employee severance	-	-	860	2,411
Intangible asset impairment charge	-	13,156	2,876	13,156
Provision for inventory reserve	-	-	-	18,053
Adjusted cost of revenues	$67,593	$59,368	$181,110	$180,398

Adjusted gross profit (1)	$90,406	$73,273	$283,728	$230,363
Adjusted gross margin (1)	57.2%	55.2%	61.0%	56.1%

Research and development expenses	$18,983	$16,071	$61,976	$51,216
Adjusted to deduct:
Payment for licensing agreement (2)	-	-	2,000	-
Employee severance (3)	-	-	-	91
Intangible asset impairment charge (3)	-	750	-	750
R&D partner milestone payment (3)	-	-	-	2,000
Adjusted research and development expenses	$18,983	$15,321	$59,976	$48,375

Selling, general and administrative expenses	$38,888	$27,968	$97,182	$90,961
Adjusted to deduct:
Employee severance (4)	-	-	-	5,486
Business development expenses (4)	5,187	-	5,187	-
Adjusted selling, general and administrative expenses	$33,701	$27,968	$91,995	$85,475

(1)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.
(2)	Included within the Impax Pharmaceuticals Division reported results.
(3)	Included within the Global Pharmaceuticals Division reported results.
(4)	Included within the “Corporate and Other” section of this press release.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

The following tables reconcile the Global Pharmaceuticals Division and the Impax Pharmaceuticals Division reported cost of revenues to adjusted cost of revenues, adjusted gross profit and adjusted gross margin.

Global Pharmaceuticals Division Information

(unaudited, amounts in thousands)	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Cost of revenues	$68,488	$77,082	$195,382	$193,251
Adjusted to deduct:
Amortization	1,733	302	5,297	1,161
Hayward facility remediation costs	3,505	10,743	20,673	17,241
Employee severance	-	-	860	2,411
Provision for inventory reserve	-	-	-	13,036
Intangible asset impairment charge	-	13,156	2,876	13,156
Adjusted cost of revenues	$63,250	$52,881	$165,676	$146,246

Adjusted gross profit (1)	$82,383	$62,867	$265,491	$165,105
Adjusted gross margin (1)	56.6%	54.3%	61.6%	53.0%

Impax Pharmaceuticals Division Information

(unaudited, amounts in thousands)	Three months ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Cost of revenues	$5,073	$7,217	$17,624	$52,407
Adjusted to deduct:
Amortization	730	730	2,190	13,238
Provision for inventory reserve	-	-	-	5,017
Adjusted cost of revenues	$4,343	$6,487	$15,434	$34,152

Adjusted gross profit (1)	$8,023	$10,406	$18,237	$65,258
Adjusted gross margin (1)	64.9%	61.6%	54.2%	65.6%

(1)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.